Release Date:  April 20, 2005      Contact:  Craig A. Creaturo
                                             Chief Financial Officer
                                             and Treasurer
                                             (724) 352-4455
                                             ccreaturo@ii-vi.com
                                             Homepage:  www.ii-vi.com




                            II-VI INCORPORATED
                  REPORTS THIRD QUARTER RECORD BOOKINGS,
                          REVENUES AND EARNINGS


PITTSBURGH, PA., April 20, 2005 -- II-VI Incorporated (NASDAQ NMS:
IIVI) today reported results for its third fiscal quarter ended March 31, 2005. Net earnings for the quarter were a record $6,261,000 ($0.21 per share-diluted). These results compare with net earnings of $4,775,000 ($0.16 per share-diluted) in the third quarter of last fiscal year. For the nine months ended March 31, 2005, net earnings were $18,013,000 ($0.60 per share-diluted). This compares with net earnings of $11,313,000 ($0.39 per share-diluted) for the same period last fiscal year. These results include contributions from Marlow Industries, Inc. (Marlow), the Company's recently-acquired subsidiary, during the quarter and in four of the nine months ended March 31, 2005.

All per share data for this quarter and former periods cited in this press release have been adjusted to account for the two-for-one split of the Company's common shares paid as a stock dividend to shareholders of record on March 2, 2005 and distributed on March 22, 2005.

Bookings for the quarter increased 22% to a record $50,454,000 compared to $41,381,000 in the third quarter of last fiscal year.
Bookings for the nine months ended March 31, 2005 increased 17% to $137,340,000 from $117,073,000 for the same period last year.
Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

Revenues for the quarter increased 36% to a record $53,313,000 from $39,129,000 in the third quarter of last fiscal year. Revenues for the nine months ended March 31, 2005 increased 27% to $137,033,000 from $107,858,000 for the same period last fiscal year.

Francis J. Kramer, president and chief operating officer said, "Record bookings and revenues for the third quarter indicate strong demand for II-VI products across most markets, and we continue to execute our plan for revenue and earnings growth. Marlow Industries, Inc., which we acquired in December 2004, made solid contributions to those record bookings and revenues for the quarter."

                      Segment Bookings and Revenues

Bookings for the quarter for infrared optics increased 13% to $26.1 million from $23.1 million in the third quarter of last fiscal year. Bookings for the nine months ended March 31, 2005 for infrared optics increased 12% to $75.2 million from $67.3 million for the same period last fiscal year. Revenues for the quarter for infrared optics increased 12% to $26.5 million from $23.6 million in the third quarter of the last fiscal year. Revenues for the nine months ended March 31, 2005 for infrared optics increased 15% to $73.1 million from $63.4 million for the same period last fiscal year.

Bookings for the quarter for near-infrared optics increased 41% to $10.0 million from $7.1 million in the third quarter of last fiscal year. Bookings for the nine months ended March 31, 2005 for near-infrared optics increased 40% to $26.0 million from $18.6 million for the same period last fiscal year. Revenues for the quarter for near-infrared optics increased 29% to $8.7 million from $6.8 million in the third quarter of the last fiscal year. Revenues for the nine months ended March 31, 2005 for near-infrared optics increased 38% to $24.8 million from $17.9 million for the same period last fiscal year.

Bookings for the quarter for military infrared optics increased 18% to $4.6 million from $3.9 million in the third quarter of the last fiscal year. Bookings for the nine months ended March 31, 2005 for military infrared optics decreased 24% to $15.5 million from $20.5 million for the same period last fiscal year. Revenues for the quarter for military infrared optics of $5.9 million were consistent with the third quarter of the last fiscal year. Revenues for the nine months ended March 31, 2005 for military infrared optics increased 5% to $19.0 million from $18.0 million for the same period last fiscal year.

Bookings for the quarter for the "Compound Semiconductor Group" (primarily the eV PRODUCTS division, the Wide Bandgap Materials group and Marlow Industries, Inc.) were $9.8 million, including $6.3 million from Marlow, compared to $7.3 million in the third quarter of the last fiscal year. Bookings for the nine months ended March 31, 2005 for this group were $20.6 million, including $10.4 million from Marlow, compared to $10.6 million for the same period last fiscal year. Revenues for the quarter from this group were $12.2 million, including $9.3 million of revenues from Marlow, compared to $2.9 million in the third quarter of last fiscal year. Revenues for the nine months ended March 31, 2005 for this group were $20.2 million, including $11.6 million from Marlow, compared to $8.5 million for the same period last fiscal year.

                                 Outlook

For the fourth fiscal quarter ending June 30, 2005, the Company currently forecasts revenues to range from $52 million to $53 million and earnings per share to range from $0.20 to $0.21. For the fiscal year ending June 30, 2005, the Company expects revenues to range from $189 million to $190 million and earnings per share to range from $0.80 to $0.81. For the fiscal year ending June 30, 2006, the Company expects revenues to range from $213 million to $217 million and earnings per share to range from $0.83 to $0.87. Earnings per share guidance for the fiscal year ending June 30, 2006 reflects implementation of Statement of Financial Accounting Standards No. 123 (Revised 2004) "Share-Based Payment" (FAS 123(R)) beginning in the first quarter. FAS 123(R) requires expensing the calculated fair value of incentive stock options; this non-cash stock option charge currently is expected to reduce earnings per share by approximately $0.06. As discussed in more detail below, actual results may differ from these forecasts due to numerous factors including changes in product demand, competition and general economic conditions.

                           Webcast Information

The Company will host a conference call at 10:00 a.m. Eastern Time on Thursday, April 21, 2005 to discuss these results. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company's web site at www.ii-vi.com as well as at http://phx.corporate-ir.net/playerlink.zhtml?c=65340&s=wm&e=1048662. Please allow extra time prior to the call to visit the site and, if needed, download the media software required to listen to the Internet broadcast. A replay of the webcast will be available for 2 weeks following the call.

Headquartered in Saxonburg, Pennsylvania, II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma ray instrumentation. The Company's infrared optics business manufactures optical and opto-electronic components sold under the II-VI brand name and used primarily in CO2 lasers. The Company's near-infrared optics business manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers at the Company's VLOC subsidiary. The Company's military infrared optics business manufactures infrared products for military applications under the Exotic Electro-Optics
(EEO) brand name. In the Company's Compound Semiconductor Group, the eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray sensor products and materials for use in medical, industrial, environmental, scientific and homeland security applications; the Company's Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; Marlow Industries, Inc. designs and manufacturers thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets.

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends, including the above mentioned anticipated revenues and earnings, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the Company's ability to successfully integrate Marlow's operations into the Company's organization and to realize synergies in material growth and utilization of our worldwide manufacturing and distribution networks (ii) the failure of any one or more of the assumptions stated above to prove to be correct; (iii) the risks relating to forward-looking statements and other "Risk Factors" discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004; (iv) purchasing patterns from customers and end-users; (v) timely release of new products, and acceptance of such new products by the market; (vi) the introduction of new products by competitors and other competitive responses; and/or (vii) the Company's ability to devise and execute strategies to respond to market conditions.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.












































II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)
(000 except per share data)



                                              Three Months Ended
                                                  March 31,
                                              2005          2004
                                           ----------    ----------
Revenues

Net sales                                  $ 51,193      $ 36,474
Contract research and development             2,120         2,655
                                           ----------    ----------
                                             53,313        39,129
                                           ----------    ----------


Costs, Expenses & Other (Income) Expense

Cost of goods sold                           30,544        19,525
Contract research and development             1,704         1,808
Internal research and development             1,410         1,259
Selling, general and administrative          10,674         9,152
Interest expense                                421           101
Other (income) expense, net                     (16)          105
                                           ----------    ----------
                                             44,737        31,950
                                           ----------    ----------

Earnings Before Income Taxes                  8,576         7,179

Income Taxes                                  2,315         2,404
                                           ----------    ----------

Net Earnings                               $  6,261      $  4,775
                                           ==========    ==========

Diluted Earnings Per Share                 $   0.21      $   0.16
                                           ==========    ==========

Diluted Shares Outstanding                   29,961        29,446














II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)
(000 except per share data)



                                              Nine Months Ended
                                                  March 31,
                                              2005          2004
                                           ----------    ----------
Revenues

Net sales                                  $130,472      $101,499
Contract research and development             6,561         6,359
                                           ----------    ----------
                                            137,033       107,858
                                           ----------    ----------

Costs, Expenses & Other (Income) Expense

Cost of goods sold                           74,138        56,582
Contract research and development             4,928         5,175
Internal research and development             4,042         3,713
Selling, general and administrative          29,388        25,160
Interest expense                                572           352
Other (income), net                            (710)         (135)
                                           ----------    ----------
                                            112,358        90,847
                                           ----------    ----------

Earnings Before Income Taxes                 24,675        17,011

Income Taxes                                  6,662         5,698
                                           ----------    ----------

Net Earnings                               $ 18,013      $ 11,313
                                           ==========    ==========

Diluted Earnings Per Share                 $   0.60      $   0.39
                                           ==========    ==========

Diluted Shares Outstanding                   29,921        29,354











II-VI Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
($000)
                                          March 31,        June 30,
                                            2005             2004
                                        ------------     ------------

Assets

Current Assets
  Cash and cash equivalents               $ 18,639         $ 21,683
  Accounts receivable, net                  32,137           25,540
  Inventories                               43,758           29,201
  Deferred income taxes                      6,445            4,561
  Other current assets                       2,409            1,595
                                        ------------     ------------
    Total Current Assets                   103,388           82,580


Property, Plant & Equipment, net            73,941           62,339
Goodwill, net                               41,567           28,987
Investment                                   2,053            1,888
Other Intangible Assets, net                16,429            5,852
Other Assets                                 2,673            2,288
                                        ------------     ------------
                                          $240,051         $183,934
                                        ============     ============


Liabilities and Shareholders' Equity

Current Liabilities
  Accounts payable                        $ 11,479         $  8,337
  Current portion of long-term debt          1,926            7,550
  Other current liabilities                 18,738           19,909
                                        ------------     ------------
    Total Current Liabilities               32,143           35,796


Long-Term Debt-less current portion         39,650            7,986

Other Liabilities, primarily deferred
  income taxes                              15,817            8,285

Shareholders' Equity                       152,441          131,867
                                        ------------     ------------
                                          $240,051         $183,934
                                        ============     ============








II-VI Incorporated and Subsidiaries
Condensed Segment and Other Selected Financial Information (Unaudited)
($000)


The following segment and other financial information includes segment earnings (defined as earnings before income taxes, interest expense and other income or expense, net) and earnings before interest, income taxes, depreciation and amortization (EBITDA). Management believes segment earnings are a useful performance measure because they reflect the results of segment performance over which management has direct control. Similarly, EBITDA reflects operating profitability before certain non-operating expenses and non-cash charges.


                             Three Months Ended       Nine Months Ended
                                 March 31,                March 31,
                            ---------------------     -----------------
Segment Information           2005         2004         2005     2004
-------------------         --------     --------     --------  -------
Revenues
Infrared Optics             $26,497      $23,625      $73,075   $63,422
Near-Infrared Optics          8,708        6,775       24,768    17,907
Military Infrared Optics      5,876        5,847       18,971    18,046
Compound Semiconductor Group 12,232        2,882       20,219     8,483
                            --------     --------     --------  -------
  Total Revenues            $53,313      $39,129     $137,033  $107,858
                            ========     ========     ========  =======


Segment earnings (loss)
Infrared Optics             $ 8,705      $ 6,532     $ 23,945  $ 17,141
Near-Infrared Optics            655          659        1,652     1,351
Military Infrared Optics       (366)         276          273       515
Compound Semiconductor Group    (13)         (82)      (1,333)   (1,779)
                            --------     --------     --------  -------
  Total Segment Earnings    $ 8,981      $ 7,385     $ 24,537  $ 17,228
                            ========     ========     ========  =======


                             Three Months Ended       Nine Months Ended
                                 March 31,                March 31,
                            ---------------------     -----------------
Segment Information           2005         2004         2005     2004
-------------------         --------     --------     --------  -------
Earnings before interest,
income taxes, depreciation
and amortization (EBITDA)   $12,450      $ 9,775      $34,244   $24,603

Cash paid for capital
expenditures                $ 3,719      $ 3,170      $11,694   $ 8,889

Net borrowings (payments)
on indebtedness             $(2,135)     $(2,639)     $26,040   $(6,036)



II-VI Incorporated and Subsidiaries
Condensed Segment and Other Selected Financial Information (Unaudited)
(cont.)
($000)


Reconciliation of Segment Earnings and EBITDA to Earnings Before Income Taxes

                           Three Months Ended      Nine Months Ended
                                March 31,              March 31,
                          ---------------------   -------------------
                            2005         2004         2005       2004
                          --------     --------   --------    -------

Total Segment Earnings    $ 8,981       $ 7,385    $24,537     $17,228
Interest expense              421           101        572         352
Other (income) expense, net   (16)          105       (710)       (135)
                          --------      --------   --------    -------
Earnings before
income taxes              $ 8,576       $ 7,179    $24,675     $17,011
                          ========      ========   ========    =======


EBITDA                    $12,450       $ 9,775    $34,244     $24,603
Interest expense              421           101        572         352
Depreciation and
amortization                3,453         2,495      8,997       7,240
                          --------      --------   --------    -------
Earnings before
income taxes              $ 8,576       $ 7,179    $24,675     $17,011
                          ========      ========   ========    =======

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